                                 SUPPORT AGREEMENT
                                 -----------------

          THIS AGREEMENT amended and restated as of the 29th day of April, 1999.

A M O N G:

                         UNIPHASE CORPORATION,
                         a corporation existing under the laws of the State of Delaware (hereinafter referred to as "Uniphase")

                         - and -

                         3506967 CANADA INC.,
                         a corporation existing under the laws of Canada (hereinafter referred to as "Exchangeco")

                         - and -

                         THE FURUKAWA ELECTRIC CO., LTD.,
                         a corporation existing under the laws of Japan (hereinafter referred to as "Furukawa")

                         - and -

                         JDS FITEL INC.,
                         a corporation existing under the laws of Canada (hereinafter referred to as "JDS")

RECITALS:
---------

       1. Uniphase and its wholly-owned subsidiary, Exchangeco, (collectively, the "Uniphase Parties") propose to enter into an amended and restated merger agreement (the "Merger Agreement") with JDS substantially in the form attached hereto as Schedule C under which, among other things and as more particularly described in the Merger Agreement, Exchangeco would issue Class B non-voting preference shares ("Class B Non-Voting Preference Shares") to certain direct or indirect holders of common shares of JDS under a plan of arrangement (the "Arrangement") under the CANADA BUSINESS CORPORATIONS ACT ("CBCA"). Pursuant to the Arrangement, Exchangeco and 3025244 Nova Scotia Company would then acquire all of the outstanding Class B Non-Voting Preference Shares and the holders of Class B Non-Voting Preference Shares would receive Exchangeable Shares of Exchangeco or common shares of Uniphase.

       2. This Agreement sets out the terms and conditions of the agreement of Furukawa (i) to support the Arrangement, including any Alternative Transaction (as defined in section 2.3) contemplated thereby; (ii) to vote the JDS Common Shares owned by Furukawa in favour of the Arrangement and any Alternative Transaction; (iii) to certain matters relating to its ownership of Uniphase Common Shares for a period of 10 years following the Effective Date of the Arrangement; and (iv) to abide by the restrictions and covenants set forth herein.

       3. Furukawa acknowledges that the Uniphase Parties would not enter into the Merger Agreement but for the execution and delivery of this Agreement by Furukawa.

                                     ARTICLE 1.
                                    DEFINITIONS

1.1. As used herein, the term "JDS Common Shares" means the common shares of JDS as constituted at the date hereof and includes any other voting securities of JDS that may result from a reclassification, conversion, consolidation, subdivision or exchange of, or distribution or dividend on, such shares. As used herein, the term "Uniphase Common Shares" means the Exchangeable Shares of Exchangeco, the shares of common stock, US$0.001 par value, of Uniphase and any other voting securities of Uniphase which are entitled to vote generally in the election of directors of Uniphase. As used herein, the term "FCo Group" means Furukawa and all Affiliates of Furukawa. As used herein, the term "Affiliate" of any Person means any other Person directly or indirectly controlling, controlled by, or under common control of, that Person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlled by" and "under common control with"), as applied to any Person, means the possession by another Person, directly or indirectly, of the power to direct or cause the direction of the management and policies of that first mentioned Person, whether through the ownership of voting securities, by contract or otherwise. Other capitalized terms which are not defined in this Agreement have the meaning ascribed to such terms in the Merger Agreement.

                                     ARTICLE 2.
                      COMMITMENT IN FAVOUR OF THE ARRANGEMENT

2.1. NON-SOLICITATION. Furukawa irrevocably covenants and agrees in favour of the Uniphase Parties that Furukawa will not directly or indirectly solicit or initiate (including by way of furnishing information or entering into any form of agreement or arrangement) any inquiries or proposals regarding any merger, amalgamation, take-over bid, sale of material assets (or any lease, long-term supply agreement or other arrangement having the same economic effect as a sale) or material sale of shares or rights or interests therein or thereto (other than as contemplated by section 2.8) or similar transactions involving JDS or any material subsidiary of JDS, or a proposal to do so, other than with the Uniphase Parties (each, an "Inconsistent Transaction"). Furukawa shall promptly notify JDS and Uniphase in writing of any proposal of which Furukawa becomes aware for an Inconsistent Transaction and of any request in connection with such a proposal for non-public information relating to JDS or any of its material subsidiaries and of all the relevant details relating to such a proposal. JDS acknowledges and agrees to such notice being provided by Furukawa.

2.2.   VOTING.  Subject to section 2.9:

       (a) Furukawa irrevocably covenants and agrees in favour of the Uniphase Parties to vote or to cause to be voted the JDS Common Shares (including shares owned as of January 28, 1999, whether held directly or indirectly, and including shares acquired at any time prior to the Meeting (as defined below)) owned by the FCo Group (collectively, the "Furukawa Shares") in favour of the Arrangement at any special meeting or meetings or adjournment or adjournments thereof of holders of JDS Common Shares to be held to consider the Arrangement (the "Meeting"), including in connection with any separate vote of any sub-group of shareholders that may be required to be taken and of which sub-group any member of the FCo Group forms a part. Furukawa irrevocably covenants and agrees in favour of the Uniphase Parties that (i) no later than five days prior to the date of the Meeting it shall deliver or cause to be delivered to JDS a duly executed proxy or proxies in favour of management of JDS voting in favour of the Arrangement and (ii) such proxy or proxies will not be revoked.

       (b) Furukawa irrevocably covenants and agrees in favour of the Uniphase Parties to vote or to cause to be voted the Furukawa Shares against any Inconsistent Transaction proposal at any meeting of shareholders of JDS.

2.3. CHANGE IN NATURE OF TRANSACTION. Subject to Section 2.9, Furukawa irrevocably covenants and agrees in favour of the Uniphase Parties that if the Uniphase Parties and their counsel and JDS and its counsel mutually agree that it is necessary or desirable to proceed with another form of transaction whereby Uniphase or any of its Affiliates would effectively acquire 100% of the JDS Common Shares on economic terms and other terms and conditions (including, without limitation, tax treatment) and having consequences to Furukawa which, in relation to JDS and Furukawa, in the sole determination of Furukawa acting reasonably, are substantially equivalent to those contemplated by the Merger Agreement (an "Alternative Transaction"), the FCo Group will support the completion of such Alternative Transaction in the same manner as the Arrangement.

2.4. MEETING OF SHAREHOLDERS. Subject to section 2.9, if an Alternative Transaction involves a meeting or meetings of holders of shares of JDS, Furukawa irrevocably covenants and agrees in favour of the Uniphase Parties to vote the Furukawa Shares or to cause the Furukawa Shares to be voted in favour of any matters necessary or ancillary to the completion of the transactions contemplated by the Alternative Transaction in the same manner, MUTATIS MUTANDIS, as that referred to in section 2.2(a).

2.5. CHANGES OF REFERENCES. In the event of any proposed Alternative Transaction, the references in this Agreement to "Arrangement" shall be changed to "Alternative Transaction" and all terms, covenants, conditions, representations and warranties of this Agreement shall be and shall be deemed to have been made in the context of the Alternative Transaction. All references to the "Effective Date" herein shall also refer to the date of closing of the transactions contemplated by the Alternative Transaction.

2.6. NO DISSENT. Furukawa covenants that it will not nor will any other member of the FCo Group exercise any rights of dissent provided under section 190 of the CBCA or the Interim Order or otherwise in connection with the Arrangement, any Alternative Transaction or any other corporate transaction considered at the JDS Meeting in connection therewith.

2.7. TRANSFER OF SHARES. Furukawa irrevocably covenants and agrees in favour of the Uniphase Parties that the FCo Group will not prior to the Effective Time transfer or assign or agree to transfer or assign any of the Furukawa Shares, whether pursuant to an Inconsistent Transaction or otherwise, without the prior consent of Uniphase, which consent shall not be unreasonably withheld if it is sought for BONA FIDE tax planning purposes and does not materially prejudice, directly or indirectly, the Uniphase Parties or completion of the Arrangement.

2.8. PERMITTED TRANSFER OF SHARES. Notwithstanding section 2.7, the FCo Group may at any time and from time to time prior to the Effective Time transfer or assign or agree to transfer or assign Furukawa Shares in the following circumstances, without the prior consent of Uniphase:

       (a) the FCo Group may transfer or assign Furukawa Shares to any other member of the FCo Group provided that such member agrees in writing, in form and substance reasonably satisfactory to Uniphase, to be bound by this Agreement; and

       (b) the FCo Group may transfer or assign up to 14% of the Furukawa Shares, provided that it retains the right to vote or cause to be voted such shares in connection with the Arrangement by obtaining an irrevocable proxy from any transferee or assignee or by obtaining the written agreement of the transferee or assignee, in form and substance reasonably satisfactory to Uniphase, to be bound by sections 2.2, 2.3, 2.4, 2.6, 2.7 and
              2.8 of this Agreement.

2.9. CONDITIONS PRECEDENT. The obligations of Furukawa to support the Arrangement and to perform its obligations contemplated by sections 2.2, 2.3, 2.4 and 2.6 shall be subject to fulfillment of the following conditions (which are for the FCo Group's exclusive benefit and may be waived by Furukawa on behalf of the FCo Group and which, if not satisfied or waived, will relieve the FCo Group of any obligations under sections 2.2, 2.3, 2.4 and 2.6):

       (a) there shall not be in force any order or decree of a Governmental Entity restraining or enjoining Furukawa from performing its obligations contemplated by sections 2.2, 2.3,
              2.4 and 2.6 and there shall be no proceeding of a judicial or administrative nature or otherwise, in progress or threatened that relates to or results from the transactions or actions contemplated by this Agreement or the Merger Agreement that would, if successful, result in an order or ruling that would preclude Furukawa from performing its obligations contemplated by sections 2.2, 2.3, 2.4 and 2.6 in accordance with the terms hereof;

       (b) on the date of the Meeting, Osler, Hoskin & Harcourt shall have delivered an opinion letter addressed to Furukawa or its Affiliates substantially in the form attached hereto as Schedule A;

       (c) as of the date of the Meeting, the Japanese taxation authorities shall have continued to confirm orally to representatives of Furukawa, in a form satisfactory to Furukawa acting reasonably, that the conversion of the JDS Common Shares into Class B Non-Voting Preference Shares and the exchange thereof for Exchangeable Shares and the Ancillary Rights (as defined in Schedule A hereto) will occur on a tax-free basis under the taxation Laws of Japan;

       (d) prior to the date of the Meeting, JDS shall have obtained an opinion from an independent valuer that the fair market value of (i) the Ancillary Rights, (ii) all the overriding call rights as such expression is generally used in transactions involving exchangeable shares, and (iii) the rights provided to Furukawa pursuant to section 6.2 of this Agreement are nominal, in a form satisfactory for Furukawa, acting reasonably; and

       (e) on the date of the Meeting, Morrison & Foerster LLP shall have delivered an opinion letter addressed to Uniphase, in form and substance reasonably satisfactory to Uniphase and Furukawa and upon which Furukawa and its Affiliates shall be entitled to rely, substantially to the effect that, among other things:

              (i) it is more likely than not that the transactions contemplated by the Arrangement will be considered a taxable asset acquisition and not a tax-free reorganization or incorporation for the purposes of United States federal income tax law;

              (ii) it is more likely than not that Amalco will be able to obtain a stepped-up cost basis on the assets of JDS upon the Arrangement taking effect which will result in depreciation and amortization deductions that will reduce for United States federal income tax law purposes the earnings and profits of Amalco for purposes of (1) computing the amount of taxable dividends received by Uniphase when such earnings and profits are distributed to Uniphase, and (2) making foreign tax credit calculations; and

              (iii) neither Uniphase nor any of its Affiliates will be subject to any penalties under United States income tax law as a consequence of adopting the filing positions set out in sections 2.9(e)(i) and (ii) above.

2.10. CONDITIONS PRECEDENT TO CLOSING. Furukawa shall have the right, subject to section 2.11, to notify JDS and Uniphase that it is terminating this Agreement (and Uniphase and JDS acknowledge and agree that in such instance, the Merger Agreement is automatically terminated) if the following conditions precedent have not been fulfilled (which are for the FCo Group's exclusive benefit and may be waived by Furukawa on behalf of the FCo Group):

       (a) on the Effective Date, Osler, Hoskin & Harcourt shall have delivered an opinion letter addressed to Furukawa or its Affiliates substantially in the form attached hereto as Schedule A;

       (b) as of the Effective Date, the Japanese taxation authorities shall have continued to confirm orally to representatives of Furukawa, in a form satisfactory to Furukawa acting reasonably, that the conversion of the JDS Common Shares into Class B Non-Voting Preference Shares and the exchange thereof for Exchangeable Shares and the Ancillary Rights will occur on a tax-free basis under the taxation Laws of Japan;

       (c) on or prior to the Effective Date a Registration Rights Agreement substantially in the form attached hereto as Schedule B shall have been executed by Uniphase and Exchangeco, amended as required if the Exchangeable Shares are to be held by more than one Affiliate of Furukawa on the Effective Date;

       (d) on or prior to the Effective Date, the Uniphase Rights Agreement shall have been amended in a form satisfactory to Furukawa, acting reasonably, such amendments to include provisions providing that (i) FCo Group will not be an "Acquiring Person" as a result of the acquisition of Uniphase Common Shares pursuant to the Merger Agreement; (ii) so long as FCo Group owns 5% or more of the outstanding Uniphase Common Shares, the definition of "Acquiring Person" in the Rights Agreement shall not be amended without the prior written consent of Furukawa, and (iii) any member of the FCo Group may acquire, directly or indirectly, the shares or assets of any Person that owns Uniphase Common Shares, without causing any member of the FCo Group to become an "Acquiring Person", provided that the FCo Group agrees to sell such Uniphase Common Shares within 180 days of the completion of the acquisition;

       (e) on the Effective Date, Morrison & Foerster LLP shall have delivered an opinion letter addressed to Uniphase substantially in the form of the opinion letter required by section 2.9(e) and upon which Furukawa and its Affiliates shall be entitled to rely; and

       (f) on or prior to the Effective Date, professional fees (both accounting and legal) incurred by Furukawa in assessing Alternative Transactions shall have been reimbursed to Furukawa by Uniphase or JDS.

2.11. JAPANESE TAXATION AUTHORITY. With respect to the conditions set out in sections 2.9(c) and 2.10(b) above, Furukawa covenants and agrees that it will (i) inform Uniphase and JDS forthwith if the Japanese taxation authorities affirmatively discontinue to confirm at any time that such conversion and exchange will occur on a tax-free basis under the taxation Laws of Japan, (ii) use its reasonable efforts to ensure that the Japanese taxation authorities continue to confirm that such conversion and exchange will occur on a tax-free basis under the taxation Laws of Japan, and (iii) not take any steps or actions intentionally or willfully designed to encourage the Japanese taxation authorities affirmatively to discontinue to confirm that such conversion and exchange will occur on a tax-free basis under the taxation Laws of Japan.

              In the event that the Japanese taxation authorities affirmatively discontinue to confirm that the conversion and exchange will occur on a tax-free basis under the taxation Laws of Japan at any time prior to the Effective Time, the parties agree, if requested in writing by either Uniphase or JDS, to negotiate in good faith for a period of thirty (30) days as to the structure of any Alternative Transaction that would cause the conditions set out in section 2.9(c) and/or section 2.10(b), as the case may be, to be satisfied, in the sole determination of Furukawa acting reasonably, as of the date of the Meeting and/or the Effective Date, as the case may be.

2.12. NOMINEE DIRECTORS. For greater certainty, nothing in this Article 2 shall in any way restrict or prevent any director, officer, employee, representative or agent of Furukawa who is a director of JDS from discharging his or her fiduciary duties to JDS and its shareholders.

                                  ARTICLE 3.
                         REPRESENTATIONS AND WARRANTIES

3.1. REPRESENTATIONS AND WARRANTIES OF FURUKAWA. Furukawa hereby represents and warrants to the Uniphase Parties that:

       (a) INCORPORATION AND AUTHORIZATION. It is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation; it has all necessary power, authority, capacity and right, and has received all requisite approvals to enter into this Agreement and this Agreement has been duly executed and delivered by Furukawa and constitutes a legal, valid and binding agreement enforceable by the Uniphase Parties against Furukawa in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the court to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

       (b) OWNERSHIP OF SHARES. As of January 28, 1999, Furukawa was the sole beneficial owner of 40,489,670 JDS Common Shares; the Furukawa Shares constituted all of the JDS Common Shares owned or controlled, directly or indirectly by Furukawa as of January 28, 1999; Furukawa has the exclusive right to dispose of the Furukawa Shares under the Arrangement, subject to the transfer or assignment of any Furukawa Shares in accordance with sections 2.7 and 2.8; and Furukawa is not a party to, bound or affected by or subject to, any charter or by-law provision, statute, regulation, judgment, order, decree or law which would be violated, contravened, breached by, or under which default would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement subject only to making necessary filings with or giving notifications to any governmental, administrative or regulatory authority having jurisdiction.

       (c) GOOD TITLE. Furukawa has, and subject to the transfer or assignment of any Furukawa Shares in accordance with sections
              2.7 and 2.8 will have at the Effective Time, good and marketable title to the Furukawa Shares, free and clear of any and all mortgages, liens, charges, restrictions, security interests, adverse claims, pledges, encumbrances and demands or rights of others of any nature or kind whatsoever.

       (d) NO AGREEMENTS. No Person, firm or corporation has any agreement or option, or any right or privilege (whether by law, pre-emptive or contractual) capable of becoming an agreement or option, for the purchase, acquisition, or transfer from Furukawa or its subsidiaries of any of the Furukawa Shares or any interest therein or right thereto, except pursuant to this Agreement and in connection with a transfer or assignment of any Furukawa Shares in accordance with section 2.8.

       (e) VOTING. Furukawa has not previously granted or agreed to grant any ongoing proxy in respect of the Furukawa Shares or entered into any voting trust, vote pooling or other agreement with respect to the right to vote, call meetings of shareholders or give consents or approvals of any kind as to the Furukawa Shares.

       (f) CONSENTS. No consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, or notification to any Governmental Entity, is required to be made or obtained by Furukawa in connection with
              (i) the execution and delivery by Furukawa and enforcement against Furukawa of this Agreement; or (ii) the consummation of any transactions by Furukawa provided for herein.

       (g) NON-ARM'S LENGTH TRANSACTIONS. There does not exist any guarantee or any agreement, understanding or commitment giving rise to any guarantee on the part of JDS to Furukawa or any Affiliates of Furukawa (or any associates or insiders of any of the foregoing) and there are no loans to or investments in Furukawa or any Affiliates of Furukawa (or any associates or insiders of any of the foregoing) by JDS or any of its subsidiaries or associates.

3.2. REPRESENTATIONS AND WARRANTIES OF UNIPHASE. Uniphase hereby represents and warrants to Furukawa that:

       (a) INCORPORATION AND AUTHORIZATION. It is a corporation duly incorporated and validly existing under the laws of its jurisdiction of incorporation; it has all necessary power, authority, capacity and right, and has received all requisite approvals to enter into this Agreement and this Agreement has been duly executed and delivered by Uniphase and constitutes a legal, valid and binding agreement enforceable by Furukawa against Uniphase in accordance with its terms subject, however, to limitations with respect to enforcement imposed by law in connection with bankruptcy or similar proceedings, the equitable power of the court to stay proceedings before them and the execution of judgments and to the extent that equitable remedies such as specific performance and injunction are in the discretion of the court from which they are sought.

       (b) CONFLICTS. Uniphase is not a party to, bound or affected by or subject to, any charter or by-law provision, statute, regulation, judgment, order, decree or Laws which would be violated, contravened, breached by, or under which default would occur as a result of the execution and delivery of this Agreement or the consummation of any of the transactions provided for in this Agreement subject only to making necessary filings with or giving notifications to any governmental, administrative or regulatory authority having jurisdiction.

       (c) CONSENTS. No consent, waiver, approval, authorization, exemption, registration, license or declaration of or by, or filing with, or notification to any Governmental Entity, is required to be made or obtained by Uniphase in connection with
              (i) the execution and delivery by Uniphase and enforcement against Uniphase of this Agreement; or (ii) the consummation of any transactions by Uniphase provided for herein.

3.3. SURVIVAL. The representations and warranties of Furukawa and Uniphase in this Agreement shall survive the execution and delivery of this Agreement and shall survive the completion of the Arrangement for a period of one year from the Effective Date.

                                     ARTICLE 4.
                  COVENANTS OF FURUKAWA FOLLOWING THE ARRANGEMENT

4.1. RESTRICTIONS ON TRANSFER. The FCo Group shall not, without the prior written consent of Uniphase, directly or indirectly, offer, sell or transfer Uniphase Common Shares representing 10% or more of the total combined voting power of the then outstanding Uniphase Common Shares to any one Person that is a Uniphase Competitor (as defined below) or a Hostile Purchaser (as defined below).

4.2. CERTAIN DEFINITIONS. For the purpose of section 4.1: "Uniphase Competitor" means at any time a Person that is described as a competitor of Uniphase in the most recent Form 10-K or any subsequent filing of Uniphase made by Uniphase with the SEC pursuant to the 1933 Act or the 1934 Act and "Hostile Purchaser" means any Person, directly or indirectly through Affiliates, that has either (i) previously sought to acquire a controlling interest in a publicly traded corporation (being 50% of the total combined voting power) through a hostile tender offer or other structure not approved by the board of directors of the target publicly traded corporation and that Uniphase reasonably determines, based upon credible external information, intends to make such a hostile bid to acquire such a controlling interest in Uniphase; or (ii) publicly disclosed an intention to acquire, directly or indirectly, Uniphase Common Shares representing more than 50% of the total combined voting power of Uniphase Common Shares then outstanding.

                                     ARTICLE 5.
                                  CONFIDENTIALITY

5.1. MUTUAL NON-DISCLOSURE. Furukawa and Uniphase acknowledge and agree that the business of Furukawa is or will be competitive with certain aspects of the business of the Uniphase Parties after the Arrangement is completed and that, subject to section 5.2, competitively sensitive or confidential information ("Confidential Information") relating to the business of the Uniphase Parties will not be disclosed or made available to Furukawa, other members of the FCo Group or any of their respective directors, officers, employees, agents or representatives (collectively the "Furukawa Representatives").

5.2. FINANCIAL INFORMATION. Uniphase acknowledges and agrees that, in order for Furukawa to prepare its financial statements (including the notes thereto) and Tax Returns, it will require certain information from Uniphase, including Confidential Information. Uniphase agrees on its own behalf and on behalf of its subsidiaries (including, without limitation, Exchangeco), that:

       (a) it will make available on a timely basis to Furukawa and its accountants and auditors any information, including
              Confidential Information, that Furukawa requires to prepare any of its financial statements (including the notes thereto) or Tax Returns,

       (b) it will make available on a timely basis to Furukawa any of Uniphase's officers, employees, agents (including its accountants and auditors) or representatives that Furukawa reasonably requests in order to assist Furukawa in understanding and analyzing the information provided, and

       (c) it consents to the disclosure by Furukawa of any information, including Confidential Information, that Furukawa is required by applicable Laws or accounting principles to include in any of its financial statements (including the notes thereto) or Tax Returns or to disclose to any Governmental Entity.

5.3. FURUKAWA NON-DISCLOSURE. Except to the extent provided in section 5.2, Furukawa agrees on its own behalf, and agrees it will cause the Furukawa
Representatives:

       (a) not to use or allow the use for any purpose of any portion of the Confidential Information, or notes, summaries or other material prepared and derived from the Confidential Information (the "Notes");

       (b) not to disclose or allow disclosure to others of any portion of the Confidential Information or the Notes;

       (c) not to disclose or allow disclosure that the Confidential Information has been made available to Furukawa or that Furukawa has received any portion of the Confidential Information; and

       (d) not to make or allow to be made copies of or otherwise reproduce the Confidential Information or any part thereof.

Furukawa agrees that it will take all steps reasonably necessary to ensure that access to the Confidential Information is denied to any of the Furukawa Representatives who are directly involved in the day-to-day operation of that portion of its business which competes with the Business.

5.4. EXCEPTION. The provisions of section 5.3 shall not apply to such portions of the Confidential Information that:

       5.4.1. are or become generally available to the public otherwise than as a result of disclosure, directly or indirectly, by Furukawa or a Furukawa Representative; or

       5.4.2. become available to Furukawa on a non-confidential basis from a source other than the Uniphase Parties or a Representative thereof provided that such source is not to the knowledge of Furukawa, upon reasonable inquiry, prohibited from transmitting the Confidential Information by a contractual, legal or fiduciary obligation; or

       5.4.3. were known to Furukawa or were in its possession on a non-confidential basis prior to being disclosed to it by the Uniphase Parties or by someone on their behalf; or

       5.4.4. are required by applicable Laws or court order to be disclosed.

5.5. NOTICE. In the event that Furukawa is required by law to disclose any portion of the Confidential Information or the Notes, Furukawa shall, if permitted by law, provide Uniphase with prompt written notice of such requirement so that Uniphase may either seek an appropriate court order which would have the effect of relieving Furukawa of the requirement to disclose or else waive Furukawa's compliance with the provisions of this Agreement. If, however, Furukawa is legally obliged, in the reasonable opinion of its counsel, to disclose Confidential Information or the Notes or else become liable for contempt or suffer some other penalty, Furukawa may disclose such information without liability to Uniphase under this Agreement provided that Furukawa will disclose only that portion of the Confidential Information which it is so legally obliged to disclose and will exercise its reasonable efforts to obtain a protective order or other assurance that such Confidential Information will be kept confidential.

5.6. SURVIVAL. The provisions of this Article 5 shall survive the termination of this Agreement.

                                     ARTICLE 6.
                                      GENERAL

6.1.   TERM OF AGREEMENT.

       (a) In the event the Merger Agreement is terminated by JDS, the Uniphase Parties or by the mutual agreement of the Uniphase Parties and JDS, this Agreement shall automatically terminate at 11:59 p.m. (Toronto time) on the date of termination of the Merger Agreement (for greater certainty, termination of the Merger Agreement for this purpose is without reference to any payment obligations under Article 9 thereof).

       (b) If there is a determination by the JDS Board of Directors at the conclusion of the process set out in sections 5.4 and 5.5 of the Merger Agreement that an Acquisition Proposal constitutes a Superior Transaction, Furukawa may terminate this Agreement by notice to the Uniphase Parties.

       (c) If the Effective Date does not occur on or prior to September 30, 1999, then this Agreement shall terminate, provided that the parties hereto may mutually agree to extend such date.

       (d) After the Effective Date unless terminated earlier, this Agreement shall automatically terminate on the date which is 10 years after the Effective Date. Either Furukawa or Uniphase may terminate this Agreement at any time by notice in writing to the other party if (i) the members of the FCo Group shall own, in the aggregate, Uniphase Common Shares representing more than 50% of the total combined voting power of all outstanding Uniphase Common Shares, or (ii) the members of the FCo Group own, in the aggregate, Uniphase Common Shares representing less than 10% of the total combined voting power of all outstanding Uniphase Common Shares.

6.2.   EXCHANGEABLE SHARES.  Uniphase and Exchangeco covenant and agree that,

       (a) notwithstanding the terms of the rights, privileges, restrictions and conditions attaching to the Exchangeable Shares of Exchangeco (the "Share Terms"), the Redemption Date (as defined in section 1.1 of the Share Terms) shall not be established by the Board of Directors of Exchangeco as any date earlier than March 31, 2014 without the prior written consent of Furukawa, and

       (b) Exchangeco will not voluntarily initiate, or consent to the initiation of, the liquidation, dissolution or winding up of Exchangeco or other distribution of its assets among its shareholders for the purpose of winding-up its affairs without the prior written consent of Furukawa, provided that these restrictions shall not apply, if at any time, Furukawa owns fewer than 992,372 Exchangeable Shares. The provisions of this section
6.2 shall survive the termination of this Agreement.

6.3. MEETINGS WITH SENIOR MANAGEMENT. Uniphase covenants and agrees that it will cause senior members of Uniphase to meet in Tokyo, Japan with members of management of Furukawa on a quarterly basis to report upon, and discuss, the business, affairs, operations, financial results and prospects of Uniphase; provided that nothing in this section shall require such senior members of management to disclose any Confidential Information.

6.4.   TIME OF THE ESSENCE.  Time shall be of the essence of this Agreement.

6.5. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of Ontario and the federal laws of Canada applicable therein and each of the parties attorns to the non-exclusive jurisdiction of the Province of Ontario for all purposes hereof.

6.6. INJUNCTIONS. Each of Furukawa and Uniphase recognizes and acknowledges that a breach by it of any of its covenants or agreements contained in this Agreement will cause the other party to sustain damages for which each party would not have an adequate remedy at law for money damages and, therefore, each party agrees that in the event of such a breach by it, the other party shall be entitled to the remedy of specific performance of such covenant or agreement and to injunctive and other equitable relief in addition to any other remedy to which they may be entitled at law or in equity.

6.7. SHARE CERTIFICATES. If requested in writing by Uniphase, Furukawa shall present or cause to be presented promptly all certificates representing Uniphase Common Shares owned at any time following the Effective Date by members of the FCo Group, for the placement thereon as long as such Uniphase Common Shares are subject to the restrictions contained in this Agreement of the following legend;

              The securities represented by this certificate are subject to the provisions of an Agreement amended and restated as of April 29, 1999, among The Furukawa Electric Co., Ltd., Uniphase Corporation, JDS FITEL Inc. and 3506967 Canada Inc. and may not be sold or transferred except in accordance therewith. A copy of such Agreement is on file at the office of the Corporate Secretary of Uniphase Corporation.

              The Company may enter a stop transfer order with the transfer agent or agents of Uniphase Common Shares against the transfer of Uniphase Common Shares owned by the FCo Group except in compliance with the requirements of this Agreement. Uniphase agrees to remove promptly any stop transfer order with respect to, and issue promptly unlegended certificates in substitution for, certificates for any Uniphase Common Shares that are no longer subject to the restrictions contained in this Agreement.

6.8. COUNTERPARTS. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which shall constitute one and the same Agreement.

6.9. CONSULTATION. Uniphase and JDS acknowledge that Furukawa shall have the right to review and suggest changes to any news release or public statement relating to the Arrangement or Alternative Transaction which specifically names Furukawa or refers to this Agreement, a reasonable period of time, in the circumstances, prior to the making or release thereof, and that, subject to applicable Laws no such press release or public statement shall be made without the prior consent of Furukawa, such consent not to be unreasonably withheld.

6.10. INTERPRETATION NOT AFFECTED BY HEADINGS, ETC. The division of this Agreement into Articles, sections, and other portions and the insertion of headings are for convenience of reference only and shall not affect the construction or interpretation hereof. Unless otherwise indicated, all references to an "Article" or "section" followed by a number and/or a letter refer to the specified Article or section of this Agreement. The terms "this Agreement", "hereof", "herein" and "hereunder" and similar expressions refer to this Agreement and not to any particular Article, section or other portion hereof and include any agreement or instrument supplementary or ancillary hereto.

6.11. NUMBER, ETC. Unless the context otherwise requires, words importing the singular shall include the plural and VICE VERSA and words importing any gender shall include all genders.

6.12. DATE FOR ANY ACTION. In the event that any date on which any action is required to be taken hereunder by any of the parties hereto is not a Business Day, such action shall be required to be taken on the next succeeding day which is a Business Day.

6.13. INVALIDITY OF PROVISIONS. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

6.14. NOTICES. All notices and other communications which may or are required to be given pursuant to any provision of this Agreement shall be given or made in writing and shall be deemed to be validly given if served personally or by confirmed telecopy, in each case addressed to the particular party at:

       6.14.1. If to Furukawa:

       6-1 Marunouchi
       2-chome
       Chiyoda-ku,
       Tokyo, 100-8322
       Japan

       Attention:           Yoshihisa Okada, General Manager
       Telecopier No.:      81-3-3286-3708
       with a copy to:

       Goodman Phillips & Vineberg
       250 Yonge Street
       Suite 2400
       Toronto, Ontario M5B 2M6
       Canada

       Attention:           Kenneth Wiener
       Telecopier No.:      (416) 979-1234

       6.14.2. If to Uniphase or to Exchangeco:

       Uniphase Corporation
       163 Baypointe Parkway
       San Jose, California 95134
       U.S.A.

       Attention:           Michael C. Phillips
                            Senior Vice President, Business Development
       Telecopier No.:      (408) 954-0540

       6.14.3. If to JDS:

       JDS FITEL Inc.
       570 West Hunt Club Road
       Nepean, Ontario K2G 5W8
       Canada

       Attention:           Konstantin Kotzeff,
                            Vice President, Legal Affairs & Corporate Secretary
       Telecopier No.:      (613) 727-1852

or at such other address of which any party may, from time to time, advise the other parties by notice in writing given in accordance with the foregoing. The date of receipt of any such notice shall be deemed to be the date of delivery or telecopying thereof.

6.15. ASSIGNMENT. No party hereto may assign its rights under this Agreement.

6.16. BINDING EFFECT. This Agreement shall be binding upon and shall enure to the benefit of the parties hereto and their respective successors.

6.17. WAIVER AND MODIFICATION. Furukawa and the Uniphase Parties may waive or consent to the modification of, in whole or in part, any inaccuracy of any representation or warranty made to them hereunder or in any document to be delivered pursuant hereto and may waive or consent to the modification of any of the covenants herein contained for their respective benefit or waive or consent to the modification of any of the obligations of the other parties hereto. Any waiver or consent to the modification of any of the provisions of this Agreement, to be effective, must be in writing executed by the party granting such waiver or consent. No waiver of any provisions of this Agreement shall constitute a waiver of any other provision nor shall any such waiver constitute a continuous waiver unless otherwise expressly provided.






                             [INTENTIONALLY LEFT BLANK]

6.18. FURTHER ASSURANCES. Each party hereto shall, from time to time, and at all times hereafter, at the request of the other parties hereto, but without further consideration, do all such further acts and execute and deliver all such further documents and instruments as shall be reasonably required in order to fully perform and carry out the terms and intent hereof.

              IN WITNESS WHEREOF the parties hereto have executed this Agreement as of the date first written above.

                                          UNIPHASE CORPORATION

                                          by:__________________________________

                                             __________________________________

                                          3506967 CANADA INC.

                                          by:__________________________________

                                             __________________________________

                                          THE FURUKAWA ELECTRIC CO., LTD.

                                          by:__________________________________

                                             __________________________________

                                          JDS FITEL INC.

                                          by:__________________________________

                                             __________________________________